EX99.23(a)(1)(F)

                        ARTICLES SUPPLEMENTARY
                                  TO
                       ARTICLES OF INCORPORATION


        UMB Scout Stock Fund, Inc. (the "Corporation"), a Maryland corporation having its principal office in Baltimore, Maryland, hereby certifies, in accordance with Section 2-208 and Section 2-208.1 of the Maryland General Corporation Law, to the State Department of Assessments and Taxation of Maryland that:

        FIRST: The Corporation has authority under its Articles of Incorporation, as amended and supplemented (the "Articles") to issue twenty million (20,000,000) shares of common stock with a par value of one dollar ($1.00) per share, having an aggregate par value of twenty million ($20,000,000) dollars. All shares of common stock of the Corporation heretofore have been classified and allocated to a single class of shares (classes of shares are hereafter referred to as "series" of shares) designated as the Stock Portfolio series.

        SECOND: The Board of Directors of the Corporation, at a meeting duly convened and held on January 27, 1999, adopted a resolution to increase the aggregate number of shares of common stock that the Corporation has authority to issue from twenty million (20,000,000) shares to thirty million (30,000,000) shares, with a par value of one dollar ($1.00) per share and an aggregate par value of thirty million ($30,000,000) dollars.

        THIRD: At the same meeting, the Board of Directors adopted resolutions redesignating the Stock Portfolio series as the UMB Scout
Stock Fund series, designating a second series of shares of common stock of the Corporation as the UMB Scout Stock Select Fund series, and classifying and allocating ten million (10,000,000) shares of the authorized, unissued and unallocated shares of common stock of the Corporation, with a par value of one dollar ($1.00) per share and an aggregate par value of ten million ($10,000,000) dollars, to such UMB Scout Stock Select Fund series.

        FOURTH: As a result of the aforesaid increase in the authorized common stock and classifications, the Corporation has authority to issue thirty million (30,000,000) shares of common stock with a par value of $1.00 per share, having an aggregate par value of thirty million ($30,000,000) dollars. Of such authorized shares, twenty million (20,000,000) shares of common stock have been classified and allocated to the UMB Scout Stock Fund series of the Corporation, and ten million (10,000,000) shares of common stock have been allocated to the UMB Scout Stock Fund Select series of the Corporation.

        FIFTH: The shares of the UMB Scout Stock Fund series and the UMB Scout Stock Fund Select series shall represent interests in separate portfolios of investments. The shares of each series of the Corporation shall have the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, and shall be subject to the same limitations and priorities, as other shares of the same series, all as set forth in the Articles; except as may be provided by the Investment Company Act of 1940, as amended or the Maryland General Corporation Law; and provided further that the assets belonging to any series of the Corporation shall be charged with the liabilities only in respect to such series, and shall also be charged with its proportionate share of the general liabilities of the Corporation.

        SIXTH: The shares of each series of the Corporation have been classified by the Board of Directors of the Corporation pursuant to authority contained in the Articles.

        SEVENTH: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

        EIGHTH: The total number of shares of common stock that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its undersigned authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, the matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

Presented and witnessed on this 14th day of April, 1999.


				UMB SCOUT STOCK FUND, INC.

				By: /s/Larry D. Armel
				Larry D. Armel, President


WITNESS: /s/Martin A. Cramer
Martin A. Cramer,
Secretary